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                                                                   EXHIBIT 10.22

                                  MANUFACTURING
                                    AGREEMENT

         This Manufacturing Agreement is entered into as of March 27, 2003, between Three Five Systems Inc., a Delaware corporation, located at 1600 North Desert Drive, Tempe, AZ 85281 ("hereinafter Company") and Microtune, Inc., a Delaware Corporation located at corporation located at 2201 Tenth Street, Plano, Texas 75074 ("Buyer"). (hereinafter "Buyer").

         WHEREAS, Company, is engaged in the business of manufacturing electronic assemblies,

         WHEREAS, Buyer, Inc. is engaged in the business of designing and selling a variety of related and unrelated electronic goods and commodities,

         WHEREAS, Buyer desires to retain the services of Company, and Company, desires to provide its services to Buyer upon the terms and conditions hereinafter set forth,

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows.

                                    ARTICLE 1
                            DEFINITIONS AND AGREEMENT

         1.1 Defined Terms. The following terms shall, when written with an initial capital letter, have the following meanings for purposes of this Manufacturing Agreement:

                  1.1.1    "Agreement" shall mean this Manufacturing Agreement.

                  1.1.2 "Asset Purchase Agreement" shall mean the agreement executed by and among Three-Five Systems, Inc., NSF-Technologies (Phils.), Inc. and Microtune (Texas), LP. The Asset Purchase Agreement is attached hereto as Exhibit A and made a part of this Agreement by this reference.

                  1.1.3 "Buyer" shall mean MICROTUNE, Inc., a Delaware corporation, and all of its assigns and successors, affiliates and subsidiaries.

                  1.1.4 "Company" shall mean Three Five Systems INC., a Delaware corporation, and all of its assigns and successors, affiliates and subsidiaries. .

                  1.1.5 "Inventory" shall have the same meaning assigned to such term in the Asset Purchase Agreement.

                  1.1.6 "Manufacturing Price" shall mean the prices set forth on Exhibit B attached hereto, which may be changed from time to time in accordance with this Agreement, and which prices are exclusive of freight, insurance and like charges, and net of any taxes, discounts, returns, refunds and collection costs.

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                  1.1.7    "Term Promissory Note" shall mean the promissory note
         dated March 26, 2003, executed by Three-Five Systems Pacific, Inc.
         (with Company as a guarantor) and delivered to Buyer. The Term Promissory Note is attached hereto as Exhibit C and made a part of this Agreement by this reference.

                  1.1.8 "Products" shall mean RF electronic modules and printed circuit board assemblies. "Products" shall not include any silicon products which are not contained in a module.

                  1.1.9 "Product Build Schedule" shall mean the manufacturing forecasts submitted to the Company from time to time in accordance with this Agreement.

                  1.1.10 "Specifications" shall mean the Buyer's specifications and drawings attached hereto as Exhibit D which may be added to or revised from time to time in accordance with this Agreement

                                    ARTICLE 2
                                TERM OF AGREEMENT

                  2.1 Term. Except as otherwise provided in this Agreement, the initial term of this Agreement shall commence on March 27, 2003 and shall end on March 27, 2008. At the end of the initial five (5) year term, this Agreement shall automatically be renewed for successive one (1) year terms until terminated by the Company or the Buyer two hundred seventy (270) days prior to the end of the initial term or any renewal term. The 270 day termination provision can be invoked only after the twelve months from the date of execution. In addition this notice period may be reduced if the Buyer notifies the Company of any significant quality or shipment issues on Products provided to the Buyer by the Company and such issues are not reasonably cured within 60 days from Company receiving such written notice from the Buyer. During such initial or renewal term of this Agreement, the volume of Products to be manufactured shall be established by purchase orders submitted and accepted in accordance with Article 4 of this Agreement. After any proper termination of this Agreement, all of the Company's and the Buyer's obligation hereunder shall cease and terminate; provided, however, that in the event such termination occurs prior to the Company's shipment of all Products for which the Company has accepted Buyer's purchase order, the Buyer shall pay the Company for (i) all custom components the Company has in stock for Product as of the date of notice under this paragraph which are not used before this Agreement actually terminates, (ii) a negotiated fee of up to 10% of all custom component parts the Company has in stock for the Product that cannot be returned to the original vendor ; and (iii) all unpaid tooling charges for the Product.

                  2.2 Termination for Breach. If either party breaches this Agreement, the non-breaching party shall give written notice of breach to the breaching party. If the breaching party fails to cure such breach default or fails to submit a written plan acceptable to the non-breaching within thirty
(30) days of receipt of the notice of breach, the non-breaching party may terminate this Agreement by giving the breaching party thirty (30) days written notice of termination. If the Company fails to cure a breach under this Agreement which results in Buyer failing to supply its customers in accordance with the Buyers purchase orders submitted under Section 4.1, Company

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shall reimburse Buyer for all reasonable costs in securing inventory to meet its customers needs for a period of six months until Buyer can secure another manufacturing source. In addition, Company shall pay all damages Buyer incurs as a result of its contractual obligations to customers to timely deliver including any "line down charges". If Buyer terminates this Agreement under this paragraph due to a material breach by Company, Buyer is relieved of any obligations under this Agreement to purchase inventory or components or to honor existing purchase orders.

                  2.3 THE FOREGOING REMEDIES ARE EXCLUSIVE AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER REMEMDIES EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE. BOTH PARTIES SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES NOT PROVIDED FOR BY CONTRACT.

                  2.4 Termination for Insolvency, etc. This Agreement shall immediately terminate should either party: (i) become insolvent; (ii) enter into or file a petition, arrangement or proceeding seeking an order for relief under the bankruptcy laws; (iii) enter into a receivership of any of its assets or;
(iii) enter into a dissolution or liquidation of its assets or an assignment of the benefit of creditors.

                                    ARTICLE 3
                            MANUFACTURING AND TESTING

         3.1 Manufacturing. The Company will exclusively manufacture the Products for the Buyer, and the Buyer will place all purchase orders for the Products exclusively with the Company, in accordance with the terms of this Agreement, the Specification, and the Product Build Schedule. The terms of this Agreement shall prevail over the terms of the Specification, the Product Build Schedule, and any purchase order. The Company guarantees 95% on time delivery for products on accepted purchase orders under Section 4.1 and will pay all reasonable costs or damages the Buyer incurs as a result of any noncompliance with this on time delivery warranty.

         3.2 Quarterly Meetings. The Company and Buyer will hold quarterly meeting to review performance, critical procedures, key programs, and manufacturing indexes.

         3.3 Specification Changes. The Buyer shall submit the Specifications and any changes thereto to the Company. Upon receipt of written notice of a proposed change to the Specifications, the Company will promptly (but in no event less than seven (7) business days and no more than ten 10 business days) review anticipated cost and schedule impacts of the proposed Specification changes. All cost impacts, material availability issues and Manufacturing Price changes resulting from any Specification change must be approved in writing by the Company prior to implementation of the proposed Specification changes. In the event Company consents to any Specification changes, the Buyer shall pay the Company for (i) all component parts the Company has ordered, are in transit or are in stock for the original Product design, Specifications, Product Build Schedule or Product Volume that cannot be returned to the original vendor or used in another Company product; and (ii) all vendor cancellation or restock charges for component parts the Company has ordered or are in transit for the original Product design,

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Specifications or Product Build Schedule. The Company shall make reasonable efforts to utilize all materials in alternative products and/or return the materials to the original vendor. Buyer is only responsible for raw materials which have been purchased in accordance with vendor required lead times and accepted purchase orders. Any raw material purchases outside of this criteria is the sole responsibility of the Company.

         3.4 Support and Cooperation. The Buyer shall supply the Company all necessary and technical support for the Products. The Buyer agrees (i) to respond promptly to any reasonable request by the Company for information, (ii) to forward promptly to the Company any inquiry or other communication concerning the Products (iii) to cooperate fully with the Company in regard to all activities related to the Products. In return, the Company agrees to accept and comply with all Microtune existing processes, production procedures, and provide required documentation such as existing part-numbering conventions, DCC procedures, BOM structure, process-FMEA, Capability studies, production releases, and RMA procedures. The Company will retain all Buyer data for a minimum of ten (10) years. In documentation which is currently retained in SAP by Buyer will be kept in SAP or a functioning equivalent which can be accessed easily by Buyer. Buyer and Buyer's customers have the right to perform factory audits upon reasonable notice to the Company.

         3.5 Manufacturing Certification. The Company will manufacture the Products under ISO-9002 Certification, QS9000, TS16949, and ISO-14001, or such other manufacturing certification required by the Buyer. The Company will obtain all certifications on or before July 31, 2003 and will keep all certifications current after that date. Failure to obtain a certification or keep certification shall be considered a material breach of this Agreement. The Buyer will provide specific certification requirements and schedules to the Company periodically as required. The Company will full support Buyer's need for SQA functions for customers (i.e. supplier audits, supplier ratings, supplier development).

         3.6 Manufacturing Standards. The Company will manufacture the Products to Buyer's design and layout standards. The Company warrants it will develop critical manufacturing processes such as lead-free-solder in both through hole and surface mounts applications on or before June 30, 2003 and converting products to re-flow process, in a timeframe approved by the Buyer. The Company will adopt Buyer's existing PTR (production test run) procedures including cost and cycle time commitments which is attached as Exhibit E. The Company notes that Buyer does not use IPC standards in the design (layout) of its Products.

         3.7 ERP Systems. The Company will work with Buyer to develop and maintain an acceptable communication path for the real-time access of PTR and production information. The Company agrees that its ERP system must have the ability to interface with MT's current ERP systems to provide product status on a real-time basis. The Company agrees that Buyer must be able to interface with the Company's document control system and upload and download documents. The Company will make best efforts to meet the requirements of the Buyer for WIP tracking, shop floor control, and required interfaces with Buyer ERP systems.

         3.8 Testing. The Company will perform Incircuit Tests, final tests, and quality assurance tests on the Products. The Company agrees to keep all Buyer IP related to testing confidential. The Company agrees that Buyer requires its employees have access to test

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equipment for real-time monitoring of test results and will give Buyer full access to the test equipment and results. Company agrees to perform all testing of the Products according to documented Test Instructions, to be made available to the Company by Buyer.

         3.9 Consigned Test Equipment. The Company will maintain all equipment consigned by the Buyer in good working condition and will keep all calibrations of equipment current and accurate in accordance with Buyer's requirements. All calibration and maintenance records will be made available to Buyer upon request.

         3.10 Inventory. In the event that the Company determines in its reasonable, good faith discretion that any portion of the Inventory is defective or otherwise unsuitable for use pursuant to the Asset Purchase Agreement, then the balance or amount payable (including principal and interest) remaining on the Term Promissory Note shall be reduced on a dollar for dollar basis by the value, as determined by mutual agreement of the Parties, of such defective or otherwise unusable Inventory.

                                    ARTICLE 4
                              MANUFACTURING ORDERS

         4.1      Purchase Orders. The Buyer shall submit to the Company thirty
(30) day rolling purchase orders for the Products in accordance with the Specifications and the Product Build Schedule. Such purchase orders shall be in writing or by e-mail, facsimile, and shall at a minimum identify the quantity of, and requested shipping dates and delivery places for, the Products. Each thirty (30) day rolling purchase order shall be accompanied by a revised Product Build Schedule setting forth the Buyer's revised forecast of the quantity of Products to be manufactured for the Buyer during the one hundred eighty (180) period following the thirty (30) day period set forth in the purchase order. The Buyer shall ensure that its purchase orders and Product Build Schedules are timely received by the Company.

         4.2 Acceptance of Purchase Orders. All purchase orders from Buyer are subject to acceptance by the Company at its manufacturing facility in Calamba, City, the Philippines. Each purchase, when accepted by the Company, shall give rise to a contract under the terms set forth in this Agreement and to the exclusion of any additional terms set forth in the purchase order. The Company shall not be required to maintain any consignment or other inventory of the Products. The Company will notify the Buyer within 48 hours of receiving a purchase order if such purchase order is accepted or rejected. Failure to reject a purchase order shall be deemed acceptance.

         4.3 Shipping Terms. Buyer will designate where Company is to ship products with terms to be FOB TFS Calumba, the Philippines or FOB Buyer facility for the transition production period.

         4.4 Modification of Purchase Orders. No accepted purchase order shall be changed or modified unless mutually agreed upon in writing by both parties.

         4.5 Manufacturing Price. The prices to be paid by Buyer for the Products manufactured pursuant to this Agreement shall be the Manufacturing Price in effect at the time

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of acceptance of the relevant purchase order submitted by Buyer except that until September 1, 2003, all prices are to be as set forth in Exhibit B Target Prices. In addition, the Company guarantees a 5% price reduction from Target Prices as set forth in Exhibit B six months from the date of this Agreement and an additional 5% price reduction from Target Prices as set forth in Exhibit A three months from the date of the initial price reduction. Any identified material savings will be shared 50% by each the Company and the Buyer after the above reductions have occurred.

         4.6. Manufacturing Price Changes. The Company may (based upon documented and verified material price increases or decreases) change the Manufacturing Price by the amount of the direct material increase or decrease providing the Buyer with at least forty-five (45) days prior written notice but in no event prior to March 1, 2004. Notwithstanding the above, on or before each anniversary date of the Closing, the Buyer and the Company will agree (in writing) to pricing for the next 12 months. In the event that the parties do not agree to such pricing, then Buyer will have the right to solicit a competitive quote (taking into consideration volume and other requirements) for all Products listed under Exhibit E. If Company does not reasonably match such competitive quote in the aggregate, then Buyer shall have the right to place all or any part of such Product business with such other supplier.

         4.7 Payment Terms. All payments by the Buyer for the Products shall be due net thirty (30) days from the date the of the Company's invoice to the Buyer. In the event of any dispute arising over any part of an invoice or the total amount due under an invoice, all undisputed amounts shall be promptly paid by the Buyer.

         4.8 Overdue Payments. If and for so long as any payment from the Buyer to the Company under this Agreement shall be overdue, unless overdue payment is for product or items in dispute per section 4.7 and payment arrangements have not been made, the Company shall have the right, in its sole discretion and until the Buyer's account is current, to require payment in advance for additional shipments of the Products or by C.O.D. or by irrevocable, revolving, transferable and divisible letter of credit opened at the Buyer's expense, issued or confirmed by a bank specified by, or acceptable to, the Company, or by such other method of secured payment as the Company shall prescribe, instead of by open account as provided above.

         4.9 Acceptance of Products. In the event of any shortage, damage or discrepancy in or to a shipment of Products, the Buyer shall promptly report the same to the Company and furnish such written evidence or other documentation as the Company may deem appropriate. The Company shall not be liable for any such shortage, damage or discrepancy unless the Company has received notice and substantiating evidence thereof from the Buyer within thirty (30) days of arrival of the products at the Buyer's designated shipping address. If the substantiating evidence delivered by Buyer demonstrates to the Company's satisfaction that the Company is responsible for such shortage, damage or discrepancy, the Company shall deliver, in its sole discretion, additional, replacement or substitute Products to the Buyer; provided, however, the Company may be liable for any additional costs, expenses or damages incurred by the Buyer directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment.

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         4.10     End of Life. If a component on a board is made obsolete or production of a board is discontinued, the buyer is responsible for all obsolete materials that cannot be returned for full credit. The Company will maintain the capability to manufacture and ship products for twelve (12) months after End of Life notification.

                                    ARTICLE 5
                                BUYER'S WARRANTY
                                  AND REMEDIES

         5.1 Buyer's Product Warranty. The Company warrants to the Buyer for a period of one (1) year after it ships the Products to the Buyer for general commercial products and for three (3) years after it ships the Products to the Buyer for Automative products that the Products shall be free from defects in material and workmanship. The Company will adopt Microtune's RMA procedure which is attached as Exhibit F. The Company will credit Microtune's account for all such returned Product and the freight incurred in returning the Product to the Company.

         5.2 Minimum Quality Standards. The Company and the Buyer have agreed to adopt various procedures and processes of the Buyer. Failure to comply with Buyer's procedures and processes shall be deemed a warranty failure and the Company shall reimburse Buyer for all reasonable costs connected with obtaining products which meet its minimum quality standards.

         5.3 Minimum Quality Levels. The Company warrants to the Buyer that it will guarantee a quality level of no greater than 500PPM defect rate for commercial products and no greater than 50PPM defect rate for automotive per MT standards.

         5.4 On Time Delivery. The Company guarantees 95% on time delivery for products and will pay all reasonable costs or damages the Buyer incurs as a result of any noncompliance with this on time delivery warranty.

         5.5 Excluded Claims. The Company shall have no obligation under the Buyer's Product Warranty in the event that the replacement or substitution of the Products or parts shall have been caused by the fault or negligence of the Buyer or shall have been caused by the modification of the Products in any manner without prior written consent of the Company.

         5.6 Buyers Limited Warranty. The Buyer's product warranty set forth in this Article 5 is intended solely for the benefit of the Buyer or their designee. The Buyer's product warranty set forth above is in lieu of all other warranties, express or implied, which are hereby disclaimed and excluded by the Company, including, without limitation, any warranty of merchantability or fitness for a particular purpose or use and all obligations or liabilities on the part of the Company for damages arising out of or in connection with the use, repair or performance of the products.

         5.7 Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts beyond the control of such party. Such acts shall include but not be limited to acts of god, riots, acts of war, governmental regulations superimposed after the facts, communication line failures, power failures, fire or other disasters.

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         5.8      Delays and Approved Vendor List. Company shall inform Buyer immediately of any production delays caused by Parts Manufacturers missing their promised ship dates to Company and Company agrees to only approved components as specifically listed in the Product BOM (vendor and exact type) and acknowledges that it is not sufficient to only purchase products from Buyer's approved vendor list. All part changes must be approved in writing by the Buyer. The Company will provide the Buyer all required data for such items as PPAPs, Qualpacks, SoC, hazardous material reporting, etc. The Company agrees that all purchasing contracts must support the Hazardous Material limitations under EACEM EU2000 and/or CS9003D per Certificate of Conformance as well as any future limitations required by Buyer or its customers.

         5.9 Consequential Damages. In no event shall the Company's liability of any kind to the Buyer include any indirect, special, punitive, incidental or consequential losses or damages, even if the Company shall have been advised of the possibility of such potential losses or damages except as set forth in this Agreement.

                                    ARTICLE 6
                              INTELLECTUAL PROPERTY

         6.1 Use of Intellectual Property. The Buyer hereby grants to the Company a non-exclusive non-transferable, and royalty-free right and license to use all Buyer's copyrights, patents, patent applications, trademarks and tradenames relating to the Products in connection with the Company's performance of this Agreement. Company shall not use Buyer's copyrights, patents, patent applications, trademarks, and trade names, product designs or specifications, or confidential or proprietary information in any manner for its benefit or purposes. The Nondisclosure Agreement, dated November 27, 2002, between the Company and the Buyer is incorporated in herein by this reference. The Company understands and agrees that its obligations under the Nondisclosure Agreement continue until one year after this Agreement terminates.

         6.2 Indemnification. The Buyer shall, at its own expense, indemnify and hold the Company harmless from any claim against the Company which is based on an allegation that any Product manufactured by the Company for Buyer hereunder constitutes an infringement of any copyright, patent or trademark and shall indemnify the Company against any cost, damages, expenses, or losses incurred by the Company as a result of such infringement claim unless such claim arises from the manufacturing process used by the Company outside of the scope of Buyer's requirements. Without limiting the generality of the foregoing, the Buyer shall, at its own expense, defend any lawsuit instituted against the Company which is based on an allegation that any Product manufactured by the Company for Buyer hereunder constitutes an infringement of any copyright, patent or trademark and shall indemnify the Company against any cost, damages, expenses, or losses incurred by the Company as a result of any such lawsuit, including, without limitation, any damage award and or costs against the Company if such award is based in whole or in part on infringement by any Product unless such infringement claim arises from the manufacturing process used by the Company outside the scope of Buyer's requirements.

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                                    ARTICLE 7
                               DISPUTE RESOLUTION

         7.1 Dispute Resolution. Except as otherwise provided in this Agreement, in the event of a dispute hereunder, either party may initiate negotiation proceedings by written notice of to the other party setting forth the details of such dispute. If such negotiations are initiated, the parties agree to meet in good faith within fifteen (15) of such written notice to jointly define the scope and method to remedy the dispute. If this meeting is not productive, then the parties shall promptly submit such dispute to mediation with and independent mediator acceptable to the Company and the Buyer within twenty (20) days after the good faith meeting attempt failed. In the event the parties are unable to agree upon a mediator or the mediation does not resolve such dispute, then the parties may exercise all their respective legal and equitably rights in a court of competent jurisdiction. In the event of a breach of this Agreement which endangers Buyer's ability to supply its customers, the Dispute Resolution procedures shall not apply.

                                    ARTICLE 8
                               GENERAL PROVISIONS

         8.1 Non-Waiver. The failure of any party to insist upon the strict performance of any term or condition in this Agreement shall not be considered a waiver or relinquishment of future compliance therewith.

         8.2 Independent Contractors. The relationship of the Company and the Buyer shall be that of independent contractors and nothing contained in this Agreement shall be construed to (a) give any of the parties the power to direct and control the day-to-day activities of any other party, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (c) make any of the Buyer the agent or employee of the Company or grant to the Buyer any power or authority to act for, bind or otherwise create or assume any obligation on behalf of the Company for any purpose whatsoever.

         8.3 Compliance with Laws. The parties shall comply with all applicable laws affecting this Agreement and their performance of this Agreement.

         8.4 Governing Law, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, U.S.A.

         8.5 Attorneys' Fees. In the event of a dispute arising hereunder, the prevailing party shall be entitled to all costs and reasonable attorneys' fees incurred in connection with such dispute.

         8.6 Entire Agreement; Modification. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. No modification of this Agreement shall be valid unless it is made in writing and signed by the parties hereto.

         8.7 Duplicate Originals. This Agreement may be executed in two (2) duplicate originals.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

COMPANY:                                     BUYER:

THREE FIVE SYSTEMS INC.,                     MICROTUNE INC.,

By: /s/Jeffrey D. Buchanan                   By:/s/Douglas J. Bartek
    --------------------------------------      -------------------------------
     Jeffrey D. Buchanan, Executive Vice     Douglas J. Bartek, CEO and Chairman
     President and Chief Financial Officer

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